Exhibit 99.1

         Volt Information Sciences Announces Expanded Financing Package

    NEW YORK--(BUSINESS WIRE)--April 27, 2004--Volt Information Sciences, Inc. (NYSE: VOL) announced today the closing of its expanded financing facilities.
    The Company increased the maximum capacity of its accounts receivable securitization program from $100 million to $150 million and extended the term of the program by one year to April 2006. Under the securitization program, certain receivables of the Company's Staffing segment are sold from time to time to Volt Funding Corp, a wholly owned special purpose subsidiary of the Company, which in turn sells interests in the receivables to Three Rivers Funding Corporation ("TRFC"), an asset backed commercial paper conduit sponsored by Mellon Financial Markets, LLC. Volt Funding is a 100% owned consolidated subsidiary of the Company, with accounts receivables only reduced to reflect the fair value of the interests actually sold to TRFC. The Company currently utilizes $50 million of the program.
    The Company also entered into a $30 million 364 day, secured, syndicated revolving credit agreement subject to substantially the same terms and covenants as the expiring two year $40 million agreement. The receivables used as collateral for this facility are from subsidiaries other than those in the securitization program. JP Morgan Chase Bank is the administrative agent and arranger for the facility with Mellon Bank, NA, Wells Fargo, NA, and Lloyds TSB Bank PLC also participating. The Company currently has no outstanding borrowings under this facility.
    "We believe that these facilities will provide us with the resources necessary to finance our foreseeable working capital and other funding requirements while maintaining our low cost of financing," commented William Shaw, Chairman and President of the Company.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.
    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.



    CONTACT: Volt Information Sciences
             James J. Groberg and Ron Kochman, 212-704-2400 voltinvest@volt.com